PRESS RELEASE

3975 East Bayshore Road
Palo Alto, CA 94303
Phone: (650) 962-9111	Contact:
Fax: (650) 967-8713	To: Roween Nacionales
www.southwall.com	Southwall Technologies
Phone: (650) 962-9111

For Immediate Release

Southwall Technologies Inc. Announces Peter Salas as new
Director

Palo Alto, California - November 10, 2005 - Southwall Technologies Inc. (OTC BB:SWTX.OB), a global developer, manufacturer and marketer of thin-film coatings for the electronic display, automotive glass and architectural markets, reported today that Mr. Peter E. Salas has joined the Company’s board of directors.

Mr. Salas has been President of Dolphin Asset Management Corporation and its related companies since he founded it in 1988. Prior to establishing Dolphin, he was with J.P. Morgan Investment Management, Inc. for ten years, becoming co-manager, Small Company Fund and Director-Small Cap Research. He received an A.B. degree from Harvard in 1976.

“I am very pleased to announce the addition of Peter to our Board and am delighted that he has decided to join us,” said Thomas G. Hood, President and CEO. “Peter will bring a wealth of financial, operational, sales and marketing experience to our Company. We believe our Board, Management Team and Shareholders will benefit from Peter’s addition.”

About Southwall Technologies Inc.

Southwall Technologies Inc., designs and produces thin film products that selectively absorb, reflect or transmit light. Southwall products are used in a number of automotive, electronic display and architectural glass products to enhance optical and thermal performance characteristics, improve user comfort and reduce energy costs. Southwall is an ISO 9001:2000-certified manufacturer and sells advanced thin film coatings to over 25 countries around the world. Southwall’s customers include Audi, BMW, DaimlerChrysler, Mitsubishi Electric, Mitsui Chemicals, Peugeot~~-~~Citroën, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

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